SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CLEARBRIDGE MLP AND MIDSTREAM TOTAL RETURN FUND INC.

(Name of Registrant as Specified in Its Charter)

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CLEARBRIDGE MLP AND MIDSTREAM TOTAL RETURN FUND INC.

(NYSE: CTR)

620 Eighth Avenue, 49th Floor, New York, New York 10018

EXPLANATORY NOTE

ClearBridge MLP and Midstream Total Return Fund Inc. (the “Fund”) is filing this Amendment No. 1 to its definitive proxy statement for the 2020 Annual Meeting of Stockholders to be held on March 20, 2020 (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on February 10, 2020. The Amendment is being filed to clarify the description concerning the aggregate fees billed by PricewaterhouseCoopers LLP, the Fund’s independent registered public accountants, for tax compliance, tax advice and tax planning services to the Fund for the fiscal years ended November 30, 2018 and November 30, 2019.

Except as described below, this Amendment does not modify or update any disclosures presented in the Proxy Statement. In addition, this Amendment does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

AMENDMENT TO PROXY STATEMENT

The sub-section titled “Proposal No. 2: Selection of the Independent Public Accountants—Disclosure of Fees Paid to Independent Registered Public Accounting Firm—Tax Fees” on page 18 of the Proxy Statement is amended and restated as follows:

Tax Fees. The aggregate fees billed by PwC for tax compliance, tax advice and tax planning services, which include the filing and amendment of federal, state and local income tax returns, timely regulated investment company qualification review and tax distribution and analysis planning to the Fund for the fiscal years ended November 30, 2018 and November 30, 2019 were $85,000 and $123,000, respectively.1

There were no fees billed by PwC to the Service Affiliates for tax services for the fiscal years ended November 30, 2018 and November 30, 2019 that were required to be approved by the Fund’s Audit Committee.

[1]

These aggregate fees billed by PwC for the fiscal years ended November 30, 2018 and November 30, 2019 were solely for tax compliance services to the Fund. There were no fees billed by PwC for tax advice, planning or consulting services during the fiscal years ended November 30, 2018 and November 30, 2019.